Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Form 8-K of our report dated November 8, 2007 with respect to the financial statements of Novaray, Inc. (a Development stage company) as of September 30, 2007 and the related statements of operations and cash flows for the nine months ended September 30, 2007 and 2006 and the period from inception (June 7, 2005) to September 30, 2007.

/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey 07601
December 22, 2007